Exhibit 10.8
GUARANTY

THIS GUARANTY, made effective as of March 21, 2011, is given by Helix Wind, Inc., a Nevada corporation (“Guarantor”), for the benefit of St. George Investments, LLC, an Illinois limited liability company, and its successors, transferees, and assigns (collectively, the “Company”).

A. Guarantor’s parent company, Helix Wind, Corp., a Nevada corporation (“Corp”), has issued to the Company a certain Secured Convertible Promissory Note of even date herewith in the face amount of $1,430,441.91 (the “Note”) pursuant to a Purchase and Exchange Agreement of even date herewith between Corp and the Company (the “Purchase Agreement”).

B. Guarantor is a wholly owned subsidiary of Corp, and Guarantor will substantially benefit from the credit evidenced by the Note.

C. The Company agreed to acquire the Note and to enter into the Purchase Agreement upon the inducement and agreement of Guarantor in the Purchase Agreement that Guarantor would guaranty Corp’s obligations to the Company under the Note, as provided herein.

NOW, THEREFORE, in consideration of $10.00 and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in order to induce the Company to agree to acquire the Note and enter into the Purchase Agreement, Guarantor hereby agrees for the benefit of the Company, its successors and assigns, as follows:

Guarantor hereby unconditionally guaranties the payment by Borrower of all of Borrower’s obligations under the Note, up to the full amount of the outstanding balance thereunder. Guarantor agrees that this Guaranty shall be enforceable without the Company first resorting to or exhausting: (a) any remedy against Borrower; (b) any remedy in any way related to the Note; or (c) any other guarantor of the Note.  Guarantor further agrees that, in the event of a default by Guarantor hereunder, Guarantor will pay all costs incurred in connection with the enforcement of any of the obligations of Guarantor hereunder, including court costs and reasonable attorneys’ fees, whether incurred with or without suit or before or after judgment.

In connection with the foregoing guaranty, Guarantor hereby represents and warrants to the Company that (i) Guarantor is a wholly owned subsidiary of Corp, and thereby will materially benefit from the financial accommodations granted to Corp via the Company’s purchase of the Note, (ii) this Guaranty is given in consideration of the Company purchasing the Note from Corp, and (iii) Guarantor has examined or has had the full opportunity to examine the Note, the Purchase Agreement, and each other transaction document. Additionally, in connection with its execution and delivery of this Guaranty, Guarantor shall execute and deliver to the Company a Security Agreement in the form attached hereto as Exhibit A.

This Guaranty shall continue to be effective, or be reinstated, as the case may be, if at any time payment by Borrower of all or any part of any sum payable pursuant to the Note is rescinded or otherwise must be returned by the Company upon the insolvency, bankruptcy, or reorganization of the payor of such sum, all as though such payment to the Company had not been made.

DATED this 21st day of March 2011.

GUARANTOR:

HELIX WIND, INC.
By: ___________________
Name: ___________________
Title: ______________________

EXHIBIT A

SECURITY AGREEMENT